Exhibit 99.2

PricewaterhouseCoopers, LLP
One North Wacker
Chicago, IL 60606
Telephone (312) 298-2000

Report of Independent Accountants on Compliance with
Specified Wholesale Receivable Servicing Standards

To the Board of Directors of VW Credit, Inc. and
The Bank of New York, Indenture Trustee:

Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Credit Auto Master Owner Trust, as Issuer, Volkswagen Dealer Finance, LLC, as Transferor, and VW Credit, Inc. as Servicer, dated August 10, 2000

We have examined management’s assertion about VW Credit Inc.’s (the “Company”) compliance with the applicable servicing standards related to wholesale receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit II). Management is responsible for the Company’s compliance with those specified servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the specified servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
February 20, 2004

3800 Hamlin Road
Auburn Hills, MI 48326

Exhibit II
Management’s Assertion Concerning Compliance
with Specified Wholesale Receivable Servicing Standards

February 20, 2004

Re: The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Credit Auto Master Owner Trust, as Issuer, Volkswagen Dealer Finance, LLC, as Transferor, and VW Credit, Inc., as Servicer, dated August 10, 2000

Ladies and Gentlemen:

As of and for the year ended December 31, 2003, VW Credit, Inc. (the “Company”) have complied in all material respects with the applicable specified servicing standards related to wholesale receivables identified in Exhibit I (collectively, the “specified servicing standards”) which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

/s/ Kevin Kelly Kevin Kelly, President, VW Credit, Inc.

/s/ Frank Witter Frank Witter, Chief Financial Officer, VW Credit, Inc.

/s/ Dennis Tack Dennis Tack Controller, VW Credit, Inc.

Exhibit I
Specified Wholesale Receivable Servicing Standards

Advances

•	Funds of the servicing entity shall be advanced in accordance with The Trust Sale and Servicing Agreement (the “Agreement”) by and among Volkswagen Credit Auto Master Owner Trust, as Issuer, Volkswagen Dealer Finance, LLC, as Transferor, and VW Credit, Inc., as Servicer, dated August 10, 2000

Wholesale Finance Receivable Payments

•	Wholesale finance receivable payments shall be deposited into the servicer’s bank account within two business days of receipt.

•	Wholesale finance receivable payments made in accordance with the borrower’s loan documents shall be posted to the applicable borrower’s records within two business days of receipt.

•	Wholesale finance receivables payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the borrower’s loan documents.

•	Wholesale finance receivables payments identified as loan payoffs shall be allocated in accordance with the borrower’s loan documents.

Disbursements

•	Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

•	Amounts remitted to investors per the servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

Investor Accounting and Reporting

•	The servicing entity’s investor reports shall agree with, or reconcile to, servicer’s records on a monthly basis as to the total unpaid principal balance serviced by the servicing entity.